10f-3 REPORT

Smith Barney Investment Trust
Smith Barney Mid Cap Core Fund


December 1, 2003 to May 31, 2004


Issuer: China Life Insurance Co.
Trade Date: 12/12/2003
Selling Dealer: CS First Boston
Amount: 780,800.00
Price: 18.68
% Received by Fund: 0.51%
% of Issue (1): 4.55% A


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary
    accounts in the amount of   6,206,400.00



10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
China International Capital Corp
Citigroup
Credit Suisse First Boston Corp
Deutsche Bank Securities Inc


Co-Managers (s):
China International Capital Corp
Lehman Brothers